Exhibit 99.1

TRI COUNTIES BANK ANNOUNCES THE ACQUISITION OF THREE BRANCHES

FOR IMMEDIATE RELEASE

Chico, California (October 28, 2015) – TriCo Bancshares (NASDAQ:TCBK) announced today that its subsidiary, Tri Counties Bank, has entered into an agreement to purchase three branches on the North Coast of California from Bank of America. The branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County.

TriCo Bancshares anticipates assuming approximately $245 million in deposits and purchasing approximately $400 thousand in loans. Subject to regulatory approvals, the transaction is scheduled to occur in the first quarter of 2016.

“We look forward to welcoming our new customers and employees to our expanding branch network along the North Coast communities of Northern California,” stated Rick Smith, Trico Bancshares President and CEO. “This acquisition provides a great opportunity to expand our current branch network to better serve customers and further strengthens our abilities to offer competitive banking products and services throughout the North State.”

Tri Counties Bank will hire the current employees at each of the branches being acquired and is committed to a smooth customer transition. Tri Counties Bank currently has sixty-eight branches throughout Northern and Central California, including five branches along the North Coast of California extending from Crescent City to Ferndale.

About TriCo Bancshares and Tri Counties Bank

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. The bank’s brokerage and investment services are provided through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate”, “scheduled” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. TriCo Bancshares undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, including but not limited to, changes in the levels of deposit and loans at the purchased branches and whether and when required regulatory approvals are received. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to TriCo’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact TriCo’s results of operations and financial condition.

MEDIA CONTACT:

Michael Murphy

Tri Counties Bank

530-332-2333 Office

805-453-7242 Cell

michaelmurphy@tcbk.com

www.TriCountiesBank.com

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